Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE

REPORTS FIRST QUARTER 2016 RESULTS

KENNETT SQUARE, PA – (May 9, 2016) – Genesis HealthCare (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced operating results for the first quarter ended March 31, 2016.

Summary

(Unless otherwise noted, all comparisons are made to the first quarter of 2015 presented on a pro forma basis as if the Skilled Healthcare Combination occurred on January 1, 2015)

•

First quarter 2016 adjusted EBITDAR was $178.4 million, reflecting $6 million of higher levels of self-insured risk and bad debt expense, compared with pro forma adjusted EBITDAR of $185.4 million in the first quarter of 2015;

•	First quarter 2016 adjusted EBITDA was $53.5 million, compared with pro forma adjusted EBITDA of $66.2 million in the first quarter of 2015;
•	First quarter 2016 adjusted diluted loss per share was $0.01, compared with pro forma adjusted diluted earnings per share of $0.07 in the first quarter of 2015;
•	In January 2016, Genesis HealthCare ACO was selected as one of 100 new ACOs under the Medicare Shared Savings Program (MSSP);
•	Completed non-strategic asset sales through May 9, 2016, which resulted in $135.6 million of debt reduction;
•	Closed 10 HUD guaranteed mortgages during the first quarter, with $67.9 million of proceeds used to pay down real estate bridge loans; and
•	Issues revised guidance for 2016 to reflect current skilled patient mix trends and expectations.

“Our 2015 initiatives to complete growth oriented transactions like the Revera acquisition, deliver on synergies from the Skilled Healthcare combination, expand our rehabilitation therapy business and execute cost reduction initiatives all served partially to offset persistent and greater than anticipated headwinds impacting our and the industry’s overall occupancy and skilled patient mix,” said George V. Hager, Jr., Chief Executive Officer of Genesis.

“As we confront this challenging environment in the evolving world of pay-for-value, we expect continued year-over-year pressure and reduction in skilled patient admissions and length of stay for the balance of 2016.  In response, we are intensifying efforts to mitigate the impact of expected weaker demand in order to navigate these near-term changes in the business,” noted Hager.

“Genesis is currently in a transformative phase as we position our operating model to thrive in a world that will increasingly reward value-based providers. It is a future where innovative providers having the best outcomes at the lowest cost will gain a disproportionate market share of post-acute patients.  Genesis is participating in multiple value-based initiatives, including our ACO’s inclusion in the Medicare Shared Savings Program, which allows us to gain share in a meaningful way. Our focus on reducing avoidable hospital readmissions, managing down lengths of stay and voluntarily participating in value-based programs are vital to long-term success.  However, our success with these initiatives creates near-term pressure on skilled census. Despite this pressure, we are confident and optimistic about the long-term opportunities for Genesis to capitalize on our unique clinical capabilities, the strength of our acute care and managed care relationships, and our market density.  We expect these differentiators will position Genesis to capture a disproportionate share of patients coming from acute care providers and payors as they increasingly focus on outcomes and cost,” concluded Hager.

Progress on Value-Based Initiatives

Genesis is actively participating in pay-for-value programs and developing innovative models of care.  These initiatives expand our expertise, allow us to realize the economic benefits of our success, drive closer collaboration with referring hospitals and payors, and create a more data- and outcomes-driven organization.  Genesis is setting itself apart from its competitors by strategically participating in the following value-based initiatives:

Medicare Shared Savings Program (MSSP)

Effective January 1, 2016,  Genesis HealthCare ACO was approved by the Centers for Medicare and Medicaid Services (CMS) as one of 100 new MSSP Accountable Care Organizations (ACO) designed to improve the care patients receive at lower costs.  Genesis Physician Services (GPS) is the participating entity in this ACO which affords Genesis a unique opportunity to participate in this upside-only program with CMS.  GPS providers make nearly half a million visits annually to both short- and long-stay patients, helping them to improve overall healthcare quality and to reduce unnecessary hospital readmissions.   Preliminary data shows that the Company is managing approximately 15,000 Medicare fee for service beneficiaries with annualized Medicare spend of more than $800 million. While these numbers are subject to modification and will not be reconciled by CMS until mid-2017, Genesis has received sufficient benchmark data to measure and monitor performance in this program beginning in the third quarter of this year. The gain share track requires the Company to save at least 3% of the total Medicare spend under management in order to share in up to 50 percent of the savings with CMS.  If that savings hurdle is achieved, Genesis may begin to share based on the first dollar of savings.

Bundled Payments for Care Improvement (BPCI)
Genesis has received two quarterly reconciliations since its last earnings announcement.  The first represented reconciliations for the second quarter of 2015 and the results for three centers were not significant.  The second reconciliation represented 13 facilities from the third quarter of 2015 and netted a positive $0.5 million.  Genesis expects to receive the reconciliation from the fourth quarter of 2015 in July 2016 and believes it will continue to see positive trends.

Vitality to You

Genesis continues to make progress with its new Vitality to You service offering that extends Genesis Rehabilitation’s therapy services into the community.  Vitality to You is a unique capability attractive to our hospital partners and payors in our collective efforts to improve outcomes and reduce the overall cost of an episode by offering alternative settings for care. Vitality to You saw revenue expand 13.7% over the first quarter 2016 as compared with the fourth quarter of 2015.

First Quarter 2016 Results

	Three months ended March 31, 2016		Three months ended March 31, 2015		Pro Forma[1] Non-GAAP Growth
		Pro Forma		Pro Forma[1]
(IN THOUSANDS, EXCEPT PER SHARE DATA)	GAAP	Non-GAAP	GAAP	Non-GAAP	Dollars	Percentage
Net Revenues / Adjusted Net Revenues	$1,472,218	$1,461,674	$1,343,001	$1,402,526	$59,148	4.2%
EBITDAR / Adjusted EBITDAR	169,728	178,351	175,347	185,365	(7,014)	-3.8%
EBITDA / Adjusted EBITDA	132,412	53,534	138,928	66,221	(12,687)	-19.2%
Fully Diluted EPS / Adjusted Fully Diluted EPS	(0.48)	(0.01)	(1.50)	0.07	(0.08)	-114.3%

1 - To facilitate comparisons, pro forma results for the three months ended March 31, 2015 were prepared on a basis assuming the combination of Skilled Healthcare and Genesis HealthCare (the Skilled Healthcare Combination) occurred at the beginning of the respective period presented rather than as of February 1, 2015, which is the actual date of the Skilled Healthcare Combination.  See reconciliation of pro forma results to GAAP results in the tables in this release.

Assuming Genesis and Skilled Healthcare were fully combined in all periods presented, adjusted revenue of $1,461.7 million in the first quarter of 2016 would have increased $59.2 million or 4.2% over the prior year quarter. As reported, GAAP basis revenue of $1,472.2 million in the first quarter of 2016 increased $129.2 million or 9.6% over the prior year quarter, principally due to the Skilled Healthcare Combination effective February 1, 2015.

Assuming Genesis and Skilled Healthcare were combined in all periods presented, adjusted EBITDAR of $178.4 million in the first quarter of 2016 would have decreased $7.0 million, or 3.8%, over the prior year quarter. GAAP basis loss from continuing operations of $71.0 million in the first quarter of 2016 decreased $47.4 million from the prior year quarter, principally due to incurrence of Skilled Healthcare transaction costs in the prior year quarter.

The following factors had a primary impact on the results for the first quarter of 2016 over the prior year quarter:

•	The acquisition of the 19 Revera facilities on December 1, 2015 (the Revera Acquisition) contributing $57 million in revenue and $7 million in EBITDAR in the first quarter of 2016;
•	Divestiture of 18 Kansas assisted living properties on January 1, 2016 having revenue of $6 million and EBITDAR of $2 million in the first quarter of 2015;
•	Higher levels of self-insured risk expense and bad debt expense (approximately $6 million) in the first quarter of 2016 as compared to the same period in the prior year.

The following factors negatively impact “same-store” inpatient occupancy mix by 170 basis points and skilled patient days mix by 170 basis points in the first quarter of 2016 as compared to the same period in the prior year:

•

The Company reported exceptionally strong occupancy and skilled mix in the first quarter of 2015, fueled by a high volume of influenza cases and adverse weather patterns in the Northeastern U.S., as compared to lower levels of influenza cases and relatively mild weather patterns in the first quarter of 2016;

•

Short-stay Medicare and Medicare Advantage patient length of stay declined in the first quarter of 2016 by 4.5% and 5.0%, respectively, as compared to the same period in the prior year.  The Company’s initiatives, along with greater activities among managed care payors, conveners and referring acute care hospital systems, to reduce lengths of stay and avoidable hospital readmission rates had a greater than anticipated impact on skilled patient days.

•

Lower Medicare admissions in the first quarter of 2016 as compared to the same period last year caused by initiatives among acute care providers, managed care payors and conveners to divert skilled nursing referrals to home health or other community based care settings.

Business Development, Acquisitions and Divestitures

On January 1, 2016, Genesis sold 18 assisted living facilities in Kansas for $67 million and used the sale proceeds to repay $54.2 million of real estate bridge loan debt. The 18 facilities had 807 beds and aggregate revenue and EBITDA of approximately $23.0 million and $7.3 million, respectively, in 2015.

On April 1, 2016, Genesis HealthCare expanded into the Pittsburgh market with the purchase of a 194-bed skilled nursing and rehabilitation facility for $12.9 million. This owned facility was financed with $9.9 million of bridge mortgage financing with plans to submit for HUD guaranteed mortgage financing in 2016. This facility generated revenue of approximately $18.2 million in 2015 under prior management.

In April 2016, Genesis signed lease and joint venture agreements (25% ownership in the real estate) to construct two 120-bed PowerBack Rehabilitation facilities in Pennsylvania - one in Exton, PA and one in Allentown PA.  Genesis will contribute approximately $1.4 million to finance the joint ventures.  The projects are expected to break ground in the fall of 2016.

Financing Activities

The Company is progressing on its near-term capital strengthening priorities to refinance its real estate bridge loans with lower cost HUD guaranteed mortgages or other permanent financing and to reduce the Company’s overall indebtedness through a combination of non-strategic asset sale proceeds and free cash flow.

During the first quarter of 2016, Genesis closed 10 HUD guaranteed mortgages totaling $67.9 million and closed an additional three HUD guaranteed mortgages totaling $9.2 million subsequent to March 31, 2016.  Since the Skilled Healthcare Combination, the Company has repaid or refinanced $131.3 million of the real estate bridge loans with $362.8 million remaining outstanding. Genesis expects to continue to seek opportunities to refinance the real estate bridge loans with lower cost HUD guaranteed mortgages or other permanent financing between now and the end of 2016.

In March 2016, Genesis closed on the sale/lease back of a corporate office building, generating $9.4 million of proceeds, which were used to pay down its revolving credit facility debt.

Effective May 1, 2016, Genesis completed the sale of its hospice and home health operations.  The operations were sold to Compassus, a nationwide network of community-based hospice and palliative care programs, for $84 million – consisting of cash consideration of $72 million and a $12 million short-term note. In 2015, Genesis’ hospice businesses had revenue and EBITDA of approximately $47.0 million and $7.0 million, respectively, and the home health business had revenue and EBITDA of approximately $23.0 million and $2.0 million, respectively.  Genesis used the cash proceeds to repay partially its term loan facility maturing in December of 2017.

Genesis is actively engaged in discussions with new credit parties as the Company expects to refinance the remainder of its term loan maturing in December of 2017.  The Company expects to use a combination of non-strategic asset sale proceeds, available borrowings under its revolving credit facility and an expected newly issued term loan currently being marketed.

“We continue to make excellent progress on our HUD refinancing and deleveraging through non-strategic asset sale initiatives,” notes Genesis Chief Financial Officer, Tom DiVittorio. “We expect these initiatives will reduce our leverage and interest costs, extend maturities and provide an ongoing source of free cash flow growth.”

2016 Guidance

Based on current skilled patient mix trends and expectations, Genesis is revising its full year 2016 guidance as follows:

	2016 Revised Guidance

($ in millions, except EPS)	Low	Mid	High
Adjusted Net Revenues	$5,650.0	$5,700.0	$5,750.0
Adjusted EBITDAR	710.0	725.0	740.0
Adjusted EBITDA	208.0	223.0	238.0
Adjusted Diluted (Loss) Earnings Per Share	($0.05)	$0.01	$0.08

Recurring free cash flow is projected to be approximately $52.0 million.  Projected recurring free cash flow is derived from the mid-point of the Company’s adjusted EBITDA guidance of $223.0 million adjusted by projected cash interest of $81.0 million, recurring capital expenditures of $85.0 million and cash taxes of approximately $5.0 million.  Cash taxes are estimated based on the revised earnings outlook and the utilization of available tax credits and other deductions.

The 2016 guidance assumes 156.1 million diluted weighted average common shares outstanding and common stock equivalents on a fully-exchanged basis.  The 2016 guidance is prepared on the same basis as the Company’s non-GAAP financial information and therefore assumes the conversion of leases to cash basis leases and excludes the income or loss of newly acquired or constructed businesses with start-up losses or newly divested businesses.   It also excludes transaction related costs, severance and restructuring costs, regulatory defense and related costs, non-cash stock based compensation expense, other non-recurring costs, Skilled Healthcare and other loss contingency expense, loss on early extinguishment of debt, other (income) loss and non-cash impairment charges.

These expectations are forward looking statements and Genesis assumes no obligation to update these statements.  Results may be materially different and are affected by the risk factors identified in this release and in Genesis’s annual and quarterly filings with the U.S. Securities and Exchange Commission. See “Forward-Looking Statements” below.

Conference Call

Genesis HealthCare will hold a conference call at 8:30 a.m. Eastern Time on Tuesday, May 10, 2016 to discuss financial results for the first quarter of 2016.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis web site at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

Bank of America Merrill Lynch 2016 Health Care Conference

Genesis also announced today that George V. Hager, Jr., Chief Executive Officer, and Tom DiVittorio, Chief Financial Officer, are scheduled to present at the Bank of America Merrill Lynch 2016 Health Care Conference on May 12, 2016 at 8:00 a.m. Pacific Time at the Encore at Wynn in Las Vegas, Nevada.  A live webcast and replay will be available on the Company’s website at www.genesishcc.com/investor-relations.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care providers with more than 500 skilled nursing centers and assisted/senior living communities in 34 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to more than 1,700 healthcare providers in 45 states, the District of Columbia and China.  References made in this release to “Genesis,” “the Company,” “we,” “us” and “our” refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue, “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated acquisitions, anticipated divestitures, anticipated business development, anticipated refinancing opportunities and other financing activities, and anticipated synergies. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

•

reductions in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

•	reforms to the U.S. healthcare system have imposed new requirements on us;
•	revenue we receive from Medicare and Medicaid is subject to potential retroactive reduction;

•	our success is dependent upon retaining key executives and personnel;
•

it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

•

recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals. Moreover, payment annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may negatively affect our results of operations;

•

we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

•

our physician services operations are subject to corporate practice of Medicare laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

•

we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice, and contracts. These investigations and audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity and financial condition;

•

significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which would materially and adversely affect our results of operations, liquidity and financial condition;

•

insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

•	failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;
•	we may be unable to reduce costs to offset decreases in our patient census levels or other expenses completely;
•	completed and future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;
•

we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions. special charges and leases that are not economically efficient in the current business environment;

•

our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

•

we are subject to numerous covenants and requirements under our various credit and leasing agreements and a breach of any such covenants or requirements could, unless timely and effectively remediated, lead to default and potential cross default under such agreements;

•	the holders of a majority of the voting power of Genesis’ common stock have entered into a voting agreement, and the voting group’s interests may conflict with the interests of other holders;
•

some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts;

•	we are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements;

The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 when it is filed, discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

     ###

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2016	2015

Net revenues	$1,472,218	$1,343,001
Salaries, wages and benefits	867,717	790,733
Other operating expenses	361,097	312,561
General and administrative costs	48,427	41,533
Provision for losses on accounts receivable	26,493	23,396
Lease expense	37,316	36,419
Depreciation and amortization expense	61,765	59,933
Interest expense	135,181	121,313
Loss on extinguishment of debt	—	3,234
Investment income	(481)	(416)
Other loss (income)	12	(7,611)
Transaction costs	1,754	86,069
Skilled Healthcare and other loss contingency expense	1,626	—
Equity in net income of unconsolidated affiliates	(763)	(153)
Loss before income tax expense (benefit)	(67,926)	(124,010)
Income tax expense (benefit)	3,064	(5,648)
Loss from continuing operations	(70,990)	(118,362)
Income (loss) from discontinued operations, net of taxes	(38)	112
Net loss	(71,028)	(118,250)
Less net loss (income) attributable to noncontrolling interests	27,989	5,684
Net loss attributable to Genesis Healthcare, Inc.	$(43,039)	$(112,566)

Loss per common share:
Basic and diluted:
Weighted average shares outstanding for basic and diluted loss from continuing operations per share	89,198	75,234
Basic and diluted net loss per common share:
Loss from continuing operations attributable to Genesis Healthcare, Inc.	$(0.48)	$(1.50)
Income (loss) from discontinued operations	-	-
Net loss attributable to Genesis Healthcare, Inc.	$(0.48)	$(1.50)

GENESIS HEALTHCARE, INC.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(IN THOUSANDS)

	March 31, 2016	December 31, 2015
Assets:
Current assets:
Cash and equivalents	$52,204	$61,543
Accounts receivable, net of allowances for doubtful accounts	821,199	789,387
Other current assets	206,568	160,563
Total current assets	1,079,971	1,011,493
Property and equipment, net of accumulated depreciation	3,981,879	4,085,247
Identifiable intangible assets, net of accumulated amortization	203,080	209,967
Goodwill	470,735	470,019
Other long-term assets	270,085	283,223
Total assets	$6,005,750	$6,059,949

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$419,641	$431,542
Accrued compensation	246,828	185,054
Other current liabilities	177,951	182,069
Total current liabilities	844,420	798,665

Long-term debt	1,105,022	1,186,159
Capital lease obligations	1,056,884	1,053,816
Financing obligations	3,091,366	3,064,077
Other long-term liabilities	596,281	576,619
Stockholders' deficit	(688,223)	(619,387)
Total liabilities and stockholders' deficit	$6,005,750	$6,059,949

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Three months ended March 31,
	2016	2015

Net cash provided by (used in) operating activities (1)	$24,446	$(2,482)
Net cash provided by investing activities	58,117	6,290
Net cash (used in) provided by financing activities	(91,902)	4,352
Net (decrease) increase in cash and equivalents	(9,339)	8,160
Beginning of period	61,543	87,548
End of period	$52,204	$95,708

(1) - Net cash provided by operating activities in the three months ended March 31, 2016 and March 31, 2015 includes  approximately $2 million and $30 million, respectively,  of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA, EBITDAR, ADJUSTED EBITDA AND ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	As reported	Adjustments				As adjusted
	Three months ended March 31, 2016	Conversion to cash basis leases (a)	Newly acquired or constructed businesses with start-up losses and newly divested facilities (b)	Other adjustments (c)	Total adjustments	Three months ended March 31, 2016

Net revenues	$1,472,218	$—	$(10,544)	$—	$(10,544)	$1,461,674
Salaries, wages and benefits	867,717	—	(5,854)	(2,130)	(7,984)	859,733
Other operating expenses	361,097	—	(6,388)	(1,367)	(7,755)	353,342
General and administrative costs	48,427	—	—	(2,746)	(2,746)	45,681
Provision for losses on accounts receivable	26,493	—	(276)	(407)	(683)	25,810
Lease expense	37,316	89,273	(1,772)	—	87,501	124,817
Depreciation and amortization expense	61,765	(34,408)	(252)	—	(34,660)	27,105
Interest expense	135,181	(105,526)	—	—	(105,526)	29,655
Investment income	(481)	—	1	—	1	(480)
Other loss (income)	12	—	—	(12)	(12)	—
Transaction costs	1,754	—	—	(1,754)	(1,754)	—
Skilled Healthcare and other loss contingency expense	1,626	—	—	(1,626)	(1,626)	—
Equity in net income of unconsolidated affiliates	(763)	—	—	—	—	(763)
(Loss) income before income tax expense (benefit)	$(67,926)	$50,661	$3,997	$10,042	$64,700	$(3,226)
Income tax expense (benefit)	3,064	11,759	928	2,331	15,018	18,082
(Loss) income from continuing operations	$(70,990)	$38,902	$3,069	$7,711	$49,682	$(21,308)
(Income) loss from discontinued operations, net of taxes	38	(205)	—	—	(205)	(167)
Net (loss) income attributable to noncontrolling interests	(27,989)	21,262	1,678	4,215	27,155	(834)
Net (loss) income attributable to Genesis Healthcare, Inc.	$(43,039)	$17,845	$1,391	$3,496	$22,732	$(20,307)
Depreciation and amortization expense	61,765	(34,408)	(252)	—	(34,660)	27,105
Interest expense	135,181	(105,526)	—	—	(105,526)	29,655
Other loss (income)	12	—	—	(12)	(12)	—
Transaction costs	1,754	—	—	(1,754)	(1,754)	—
Skilled Healthcare and other loss contingency expense	1,626	—	—	(1,626)	(1,626)	—
Income tax expense (benefit)	3,064	11,759	928	2,331	15,018	18,082
(Income) loss from discontinued operations, net of taxes	38	(205)	—	—	(205)	(167)
Net (loss) income attributable to noncontrolling interests	(27,989)	21,262	1,678	4,215	27,155	(834)
EBITDA / Adjusted EBITDA	$132,412	$(89,273)	$3,745	$6,650	$(78,878)	$53,534
Lease expense	37,316	89,273	(1,772)	—	87,501	124,817
EBITDAR / Adjusted EBITDAR	$169,728	$—	$1,973	$6,650	$8,623	$178,351
(Loss) income per common share:
Diluted:
Weighted average shares outstanding for diluted (loss) income from continuing operations per share (d)	89,198					153,671
Diluted net loss from continuing operations per share (e)	$(0.48)					$(0.01)

See (a), (b), (c), (d) and (e) footnote references contained herein.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA, EBITDAR, ADJUSTED EBITDA AND ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	As reported	Adjustments				As adjusted	Non-GAAP as adjusted	Pro forma adjusted
	Three months ended March 31, 2015	Conversion to cash basis leases (a)	Newly acquired or constructed businesses with start-up losses and newly divested facilities (b)	Other adjustments (c)		Three months ended March 31, 2015	Skilled Healthcare Group, Inc. one month ended January 31, 2015	Three months ended March 31, 2015

Net revenues	$1,343,001	$—	$(12,383)	$620		$1,331,238	$71,288	$1,402,526
Salaries, wages and benefits	790,733	—	(7,066)	—		783,667	43,926	827,593
Other operating expenses	312,561	—	(5,470)	—		307,091	17,141	324,232
General and administrative costs	41,533	—	—	(1,683)		39,850	1,516	41,366
Provision for losses on accounts receivable	23,396	—	—	—		23,396	1,289	24,685
Lease expense	36,419	83,908	(2,949)	—		117,378	1,766	119,144
Depreciation and amortization expense	59,933	(33,592)	(1,244)	—		25,097	1,998	27,095
Interest expense	121,313	(102,334)	(32)	—		18,947	2,521	21,468
Loss (gain) on extinguishment of debt	3,234	—	—	(3,234)		—	—	—
Other loss (income)	(7,611)	—	—	7,611		—	11	11
Investment income	(416)	—	—	—		(416)	—	(416)
Transaction costs	86,069	—	—	(86,069)		—	—	—
Equity in net loss of unconsolidated affiliates	(153)	—	—	—		(153)	(146)	(299)
(Loss) income before income tax (benefit) expense	$(124,010)	$52,018	$4,378	$83,995		$16,381	$1,266	$17,647
Income tax (benefit) expense	(5,648)	12,074	1,016	19,497		26,939	494	27,433
(Loss) income from continuing operations	$(118,362)	$39,944	$3,362	$64,498	$ -	$(10,558)	$772	$(9,786)
Loss from discontinued operations, net of taxes	(112)	460	—	—		348	—	348
Net loss attributable to noncontrolling interests	(5,684)	14,555	1,225	23,502		33,598	531	34,129
Net (loss) income attributable to Genesis Healthcare, Inc.	$(112,566)	$24,929	$2,137	$40,996		$(44,504)	$241	$(44,263)
Depreciation and amortization expense	59,933	(33,592)	(1,244)	—		25,097	1,998	27,095
Interest expense	121,313	(102,334)	(32)	—		18,947	2,521	21,468
Loss (gain) on extinguishment of debt	3,234	—	—	(3,234)		—	—	—
Other loss (income)	(7,611)	—	—	7,611		—	11	11
Transaction costs	86,069	—	—	(86,069)		—	—	—
Income tax (benefit) expense	(5,648)	12,074	1,016	19,497		26,939	494	27,433
Loss from discontinued operations, net of taxes	(112)	460	—	—		348	—	348
Net income attributable to noncontrolling interests	(5,684)	14,555	1,225	23,502		33,598	531	34,129
EBITDA / Adjusted EBITDA	$138,928	$(83,908)	$3,102	$2,303		$60,425	$5,796	$66,221
Lease expense	36,419	83,908	(2,949)	—		117,378	1,766	119,144
EBITDAR / Adjusted EBITDAR	$175,347	$—	$153	$2,303		$177,803	$7,562	$185,365

Loss per common share:
Diluted:
Weighted average shares outstanding for diluted (loss) income from continuing operations per share (d)	75,234							153,680
Diluted net income from continuing operations per share (e)	$(1.50)							$0.07

See (a), (b), (c), (d) and (e) footnote references contained herein.

(a)

Our leases are classified as either operating leases, capital leases or financing obligations pursuant to applicable guidance under U.S. GAAP.  We view the primary provisions and economics of these leases, regardless of their accounting treatment, as being nearly identical.  Virtually all of our leases are structured with triple net terms, have fixed annual rent escalators and have long-term initial maturities with renewal options.  Accordingly, in connection with our evaluation of the financial performance of the Company, we reclassify all of our leases to operating lease treatment and reflect lease expense on a cash basis.  This approach allows us to better understand the relationship in each reporting period of our operating performance, as measured by EBITDAR and Adjusted EBITDAR, to the cash basis obligations to our landlords in that reporting period, regardless of the lease accounting treatment.  This presentation and approach is also consistent with the financial reporting and covenant compliance requirements contained in all of our major lease and loan agreements.  The following table summarizes the reclassification adjustments necessary to present all leases as operating leases on a cash basis.

	Three months ended March 31,
	2016	2015
	(in thousands)
Lease expense:
Cash rent - capital leases	$23,301	$22,925
Cash rent - financing obligations	67,297	62,770
Non-cash - operating lease arrangements	(1,325)	(1,787)
Lease expense adjustments	$89,273	$83,908

Depreciation and amortization expense:
Capital lease accounting	$(8,981)	$(8,779)
Financing obligation accounting	(25,427)	(24,813)
Depreciation and amortization expense adjustments	$(34,408)	$(33,592)

Interest expense:
Capital lease accounting	$(26,378)	$(25,486)
Financing obligation accounting	(79,148)	(76,848)
Interest expense adjustments	$(105,526)	$(102,334)

Total pre-tax lease accounting adjustments	$(50,661)	$(52,018)

(b)

The acquisition and construction of new businesses has become an important element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDAR and Adjusted EBITDA in order to better evaluate the performance of our core business.  The activities of such businesses are adjusted when computing Adjusted EBITDAR and Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The operating performance of new businesses is no longer adjusted when computing Adjusted EBITDAR and Adjusted EBITDA beginning in the period in which a new business generates positive Adjusted EBITDA and all periods thereafter.  The divestiture of underperforming or non-strategic facilities has also become an important element of our earnings optimization strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the losses associated with the wind-down of such divested facilities as non-recurring and not indicative of the performance of our core business.

(c)

Other adjustments represent costs or gains associated with transactions or events that we do not believe are reflective of our core recurring operating business.  Other adjustments also include the effect of expensing non-cash stock-based compensation related to restricted stock units.  The following items were realized in the periods presented.

	Three months ended March 31,
	2016	2015
	(in thousands)
Severance and restructuring (1)	$3,016	$1,658
Regulatory defense and related costs (2)	940	645
Other non-recurring costs (3)	834	—
Transaction costs (4)	1,754	86,069
Skilled Healthcare and other loss contingency expense (5)	1,626	—
Loss on early extinguishment of debt	—	3,234
Other (income) loss (6)	12	(7,611)
Stock based compensation (7)	1,860	—
Tax benefit from total adjustments	(2,331)	(19,497)
Total other adjustments	$7,711	$64,498

(1)	We incurred costs related to the termination, severance and restructuring of certain components of the Company’s business.

(2)	We incurred legal defense and other related costs in connection with certain matters in dispute or under appeal with regulatory agencies.

(3)	We incurred other miscellaneous expenses we do not believe are reflective of our core recurring operating business.

(4)	We incurred costs associated with transactions including the combination with Skilled Healthcare Group, Inc., the Revera acquisition and other transactions.

(5)	We recognized a loss contingency expense in the three months ended March 31, 2016 associated with the SunDance Part B Therapy matter.

(6)	We realized net gains and losses on the sale of certain assets in the three months ended March 31, 2016 and 2015.

(7)	We incurred non-cash stock-based compensation related to restricted stock units

(d)	Assumes 153.7 million diluted weighted average common shares outstanding and common stock equivalents on a fully exchanged basis.
(e)

Pro forma adjusted income from continuing operations per share assumes a calculated tax rate of 40%, and is computed as follows:  Pro forma adjusted income before income taxes x (1 - 40% tax rate) / diluted weighted average shares on a fully exchanged basis.

GENESIS HEALTHCARE, INC.

KEY FINANCIAL PERFORMANCE INDICATORS

(UNAUDITED)

	Three months ended March 31,
	2016	2015
	(In thousands)
Financial Results
Net revenues	$1,472,218	$1,343,001
EBITDAR	169,728	175,347
EBITDA	132,412	138,928
Adjusted EBITDAR	178,351	177,803
Adjusted EBITDA	53,534	60,425
Pro forma adjusted EBITDAR	178,351	185,365
Pro forma adjusted EBITDA	53,534	66,221

INPATIENT SEGMENT*:	Three months ended March 31,
	2016	2015

Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	57,908	56,672
Available operating beds in service at end of period	56,446	54,890
Available patient days based on licensed beds	5,274,061	4,776,173
Available patient days based on operating beds	5,133,219	4,628,881
Actual patient days	4,417,347	4,088,847
Occupancy percentage - licensed beds	83.8%	85.6%
Occupancy percentage - operating beds	86.1%	88.3%
Skilled mix	21.2%	22.9%
Average daily census	48,542	45,432

Revenue per patient day (skilled nursing facilities)
Medicare Part A	$513	$500
Medicare total (including Part B)	552	533
Insurance	441	438
Private and other	303	314
Medicaid	219	215
Medicaid (net of provider taxes)	200	194
Weighted average (net of provider taxes)	$274	$273

Patient days by payor (skilled nursing facilities)
Medicare	569,749	579,898
Insurance	312,148	287,759
Total skilled mix days	881,897	867,657
Private and other	298,752	286,586
Medicaid	2,975,751	2,646,502
Total Days	4,156,400	3,800,745

Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	13.7%	15.3%
Insurance	7.5%	7.6%
Skilled mix	21.2%	22.9%
Private and other	7.2%	7.5%
Medicaid	71.6%	69.6%
Total	100.0%	100.0%

Facilities at end of period
Skilled nursing facilities:
Leased	381	382
Owned	49	32
Joint Venture	5	5
Managed **	40	36
Total skilled nursing facilities	475	455
Total licensed beds	57,904	55,365

Assisted living facilities:
Leased	30	29
Owned	4	22
Joint Venture	1	1
Managed	2	4
Total assisted living facilities	37	56
Total licensed beds	3,001	3,952
Total facilities	512	511

Total Jointly Owned and Managed– (Unconsolidated)	21	18

REHABILITATION THERAPY SEGMENT:	Three months ended March 31,
	2016	2015
Revenue mix %:
Company-operated	36%	39%
Non-affiliated	64%	61%
Sites of service (at end of period)	1,634	1,569
Revenue per site	$166,499	$168,751
Therapist efficiency %	70%	69%

*Inpatient Segment Key Financial Performance Indicators for the three months ended March 31, 2015 include Skilled Healthcare beginning February 1, 2015.

** In 2015 and 2016, includes 20 facilities located in Texas for which the real estate is owned by Genesis.